                                                                    Exhibit 4(k)

                             INSTRUMENT OF JOINDER
                             ---------------------


     THIS INSTRUMENT OF JOINDER ("Joinder") is executed as of April 14, 1995, by Galleon Inc., a Nevada corporation ("Joining Party"), and delivered to Bank of America National Trust and Savings Association, as Managing Agent, pursuant to the Subsidiary Guaranty dated as of September 30, 1993, made by Circus Circus Casinos, Inc., a Nevada corporation, New Castle Corporation, a Nevada corporation, Colorado Belle Corp., a Nevada corporation, Edgewater Hotel Corporation, a Nevada corporation, and Ramparts, Inc., a Nevada corporation (collectively, the "Guarantors") in favor of the Managing Agent and the Banks (the "Guaranty"). Terms used but not defined in this Joinder shall have the meanings defined for those terms in the Guaranty.


                                   RECITALS
                                   --------


          (a) The Guaranty was made by the Guarantors in favor of the Managing Agent for the benefit of the Banks that are parties to that certain Reducing Revolving Loan Agreement dated as of September 30, 1993, by and among Circus Circus Enterprises, Inc., a Nevada corporation, ("Borrower"), the Banks that are parties thereto, The Long-Term Credit Bank of Japan, Ltd., Los Angeles, Agency, First Interstate Bank of Nevada, N.A., Societe Generale and Credit Lyonnais, as Co-Agents, CIBC Inc., as Co-Managing Agent, and Bank of America National Trust and Savings Association, as the Managing Agent for the Banks.

          (b) Joining Party has become a Significant Subsidiary of Borrower, and as such, is required pursuant to Section 5.10 of the Reducing Revolving Loan
                                             ----
Agreement to become a Guarantor.

          (c) Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Reducing Revolving Loan Agreement.

NOW, THEREFORE, Joining Party agrees as follows:


                                   AGREEMENT
                                   ---------

          (1) By this Joinder, Joining Party becomes a "Guarantor" under and pursuant to Section 15 of the Guaranty. Joining Party agrees that, upon its
                    --
execution hereof, it will become a Guarantor under the Guaranty with respect to all

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Obligations of Borrower hereunder or hereafter incurred under the Loan
Documents, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

          (2)  The effective date of this Joinder is April 14, 1995.



                                              "Joining Party"

                                              GALLEON INC.,
                                              a Nevada corporation


                                              By:CLYDE T. TURNER
                                                 ------------------------------

                                              Its:CLYDE T. TURNER, PRESIDENT
                                                  -----------------------------
                                                   [Printed Name and Title]



ACKNOWLEDGED:

BANK OF AMERICA NATIONAL TRUST
AND SAVING ASSOCIATION,
as Managing Agent


By:PEGGY FUJIMOTO
   --------------------------------

Its:PEGGY FUJIMOTO, VICE PRESIDENT
    -------------------------------
     [Printed Name and Title]

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